Exhibit 2

Execution Version

BIOXCEL HOLDINGS, INC.

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made as of September 19, 2023 (the “Effective Date”), by and among BioXcel Holdings, Inc., a Delaware corporation (the “Company”), InveniAI LLC, a Delaware limited liability company (“InveniAI”) (only as to Sections 4(d), 7(d), and 17(b)), Krishnan Nandabalan, Vimal Mehta, and the stockholders listed on the signature pages hereto (collectively, the “Stockholders”, and each individually, a “Stockholder”).

WHEREAS, the Company and certain of the Stockholders are parties to that certain Stockholders Agreement, dated as of April 3, 2023 (the “Stockholders Agreement”);

WHEREAS, the Company and the Stockholders party thereto desire to terminate the Stockholders Agreement in exchange for a release of claims and reimbursement of certain expenses (the “Termination”);

WHEREAS, the Company and the stockholders listed on Schedule A hereto (the “Schedule A Stockholders”) desire to effect a repurchase of outstanding shares of common stock of the Company (“Company Shares”) in exchange for shares of common stock of BioXcel Therapeutics, Inc. (“BTAI Shares”) and warrants to purchase Class B Non-Voting Membership Interests of InveniAI (“InveniAI Warrants”) (collectively, the “Redemption”);

WHEREAS, InveniAI is a beneficiary of certain transactions and arrangements among the parties hereto and certain other parties of which the Redemption is a constituent part;

WHEREAS, the Stockholders desire, subject to the terms and conditions hereof, to enter into this Termination Agreement to provide for the Termination and Redemption;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.	Termination. The Stockholders Agreement is hereby terminated in its entirety effective as of the Effective Date. After the Effective Date, none of the Stockholders shall have any further rights or obligations under the Stockholders Agreement.

2.	Reimbursement. The Company hereby agrees to directly pay $250,000 of reasonable and documented legal expenses of the Schedule A Stockholders within 30 days of the Effective Date.

3.	Mutual Release.

(a)	Release by the Schedule A Stockholders. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, each of the Schedule A Stockholders, on their own behalf and on behalf of each of their respective past, present, and future agents, representatives, heirs, administrators, partnerships, joint ventures, executors, trusts, trustees, estates, spouses, successors, assigns, and attorneys, and, with respect to such entities, any other person acting by, through, under, or in concert with any of the persons or entities listed above, and their successors and assigns does hereby irrevocably and unconditionally release, acquit, and forever discharge the Company, each of the persons and entities listed on Schedule B hereto (the “Schedule B Stockholders”), and any and all of their respective past, present, or future directors, managers, principals, officers, executives, representatives, consultants, agents, representatives, heirs, administrators, partnerships, joint ventures, executors, trusts, trustees, estates, spouses, successors, assigns, and attorneys, and, with respect to such entities, any other person acting by, through, under, or in concert with any of the persons or entities listed above, from and with respect to any and all claims (including derivative claims), demands, disputes, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, levies, judgments, causes of action, and contingencies of whatever kind, nature, or description, whether arising out of any alleged violation of any federal or state statute, tort, negligence, professional standings, breach of contract, including, without limitation, any and all claims for breach of a fiduciary duty, breach of duty to disclose, breach of duty of loyalty, fraud, misrepresentation, misappropriation, warranty, or any other theory, whether legal or equitable, and whether now ended or continuing, whether asserted or unasserted, which any of the Schedule A Stockholders ever had, now has or have, or hereafter can, shall, or may have, for and/or upon, or by reason of any matter, cause, thing, act, or omission up to the Effective Date, except for the obligations and representations of the Company and Schedule B Stockholders under this Agreement.

(b)	Release by the Schedule B Stockholders. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, each Schedule B Stockholders, on their own behalf and on behalf of each of their respective past, present, and future agents, representatives, heirs, administrators, partnerships, joint ventures, executors, trusts, trustees, estates, spouses, successors, assigns, and attorneys, and, with respect to such entities, any other person acting by, through, under, or in concert with any of the persons or entities listed above, and their successors and assigns, does hereby irrevocably and unconditionally release, acquit, and forever discharge each of the Company, the Schedule A Stockholders, and any and all of their respective past, present, or future directors, managers, principals, officers, executives, representatives, consultants, agents, representatives, heirs, administrators, partnerships, joint ventures, executors, trusts, trustees, estates, spouses, successors, assigns, and attorneys, and, with respect to such entities, any other person acting by, through, under, or in concert with any of the persons or entities listed above, from and with respect to any and all claims (including derivative claims), demands, disputes, actions, suits, liabilities, debts, controversies, contracts, agreements, obligations, damages, levies, judgments, causes of action, and contingencies of whatever kind, nature, or description, whether arising out of any alleged violation of any federal or state statute, tort, negligence, professional standings, breach of contract, including, without limitation, any and all claims for breach of a fiduciary duty, breach of duty to disclose, breach of duty of loyalty, fraud, misrepresentation, misappropriation, warranty, or any other theory, whether legal or equitable, and whether now ended or continuing, whether asserted or unasserted, which any of the Schedule B Stockholders ever had, now has or have, or hereafter can, shall, or may have, for and/or upon, or by reason of any matter, cause, thing, act, or omission up to the Effective Date, except for the obligations and representations of the Company and Schedule A Stockholders under this Agreement.

4.	Redemption. The Company and each of the Schedule A Stockholders hereby agree and covenant that they will:

(a)	Transfer to BioXcel LLC. As soon as commercially reasonable following the Effective Date in compliance with applicable securities laws, the Company will use commercially reasonable efforts to cause BioXcel LLC to transfer 566,245 BTAI Shares to the Company in exchange for common interests in BioXcel LLC.

(b)	Tax Coverage Sales and Dividends of Tax Coverage Funds. As soon as commercially reasonable following the Effective Date in compliance with applicable securities laws, the Company will cause BioXcel LLC to use commercially reasonable efforts to sell 252,028 BTAI Shares, either (i) pursuant to the Registration Statement on Form S-3 (333-240118), or (ii) pursuant to an exemption from the Securities Act of 1933, as amended (the “Act”) and may, if needed, enter into a 10b5-1 plan (in substantially the form attached as Exhibit A hereto) to facilitate such sales over a period ending not more than six months from entering into such plan (each such sale, a “Tax Coverage Sale,” and all of such sales, the “Tax Coverage Sales”). As soon as commercially reasonable following the receipt of funds from one or more Tax Coverage Sales, the Company shall cause BioXcel LLC to effect a special distribution to the Company of all of the proceeds from the applicable Tax Coverage Sale(s) to the Company in exchange for common interests in BioXcel LLC. From time to time following the receipt of the proceeds of one or more Tax Coverage Sales from BioXcel LLC, the Company shall, to the extent not prohibited by applicable law, declare and pay a pro rata dividend of all proceeds from such Tax Coverage Sale(s) received from BioXcel LLC to all of the stockholders of the Company as of the time of each corresponding Tax Coverage Sale (which shall be the same stockholders and in the same pro rata amounts as their legal ownership as of the time of declaration and the record date therefor, with the record date for such dividend being the time it is so declared) to cover the tax liabilities incurred by the stockholders as a result of the Tax Coverage Sales and transfer of the Offset Distributions (the “Tax Coverage Funds”); provided, however, that the Tax Coverage Funds shall in each instance be reduced by taking into account amounts paid (or to be paid) directly by the Company to the State of Connecticut with respect to income taxes owed solely as a result of the Tax Coverage Sales and transfer of the Offset Distributions. Notwithstanding the foregoing, the Company shall have the option, in its sole discretion, to refrain from making any Tax Coverage Sales and instead to cover the tax liabilities incurred by the stockholders as a result of the Offset Distributions in cash (the “Cash Coverage Option”). The parties understand and agree that for the purposes of this Agreement, in each instance of any action to be taken by the Company (or by BioXcel LLC), either entity may perform such actions for administrative convenience when commercially reasonable and consistent with the intent of this Agreement.

(c)	BTAI Interests. Concurrently with each sale of BTAI Shares pursuant to a Tax Coverage Sale, to the extent not prohibited by applicable law, the Company will transfer an Offset Distribution (as defined below) of BTAI Shares to the Schedule A Stockholders. Each of the Company and the Schedule A Stockholders acknowledge and agree that an aggregate of 566,245 BTAI Shares shall be transferred as Offset Distributions to the Schedule A Stockholders in connection with BTAI Share Exchanges, subject to the treatment of fractional shares and any other adjustments otherwise expressly required herein. In the event the Company elects the Cash Coverage Option, it shall transfer an aggregate of 566,245 BTAI Shares as Offset Distributions to the Schedule A Stockholders. Each Stockholder listed on Schedule A hereto will receive their pro rata portion of such Offset Distribution according to the percentages specified on Schedule A hereto. In exchange for each Offset Distribution, immediately following the declaration of a dividend by the Company of the associated Tax Coverage Funds and to the extent not prohibited by applicable law, the Schedule A Stockholders will transfer and surrender to the Company a Corresponding Percentage of Company Shares, free and clear of any pledge or other encumbrance, and such Corresponding Percentage of Company Shares held by the Schedule A Stockholder hereto shall automatically be repurchased by the Company and shall cease to be outstanding, notwithstanding the fact that any certificate(s) representing such Company Shares have not yet been surrendered to the Company, ultimately resulting in the transfer and surrender to the Company of 100% of the Company Shares held by the Schedule A Stockholders (each such exchange of Company Shares for Offset Distributions, a “BTAI Share Exchange”, and the date of each such exchange, a “Redemption Date”).

i.	An “Offset Distribution” means BTAI Shares in the amount of 224.675% of such number of BTAI Shares sold pursuant to the applicable Tax Coverage Sale. In the event the Company elects the Cash Coverage Option, the Offset Distribution amount shall be 566,245 BTAI Shares.

ii.	A “Corresponding Percentage” shall mean the number of Company Shares held by a Schedule A Stockholder as of the Effective Date multiplied by a percentage, the numerator of which is (i) the number of BTAI Shares being transferred in each such BTAI Share Exchange and the denominator of which is (ii) 566,245, the total number of BTAI Shares that are subject to being transferred as Offset Distributions in connection with the BTAI Share Exchanges, ultimately resulting in 100% of the Company Shares held by the Schedule A Stockholders being transferred and surrendered in the BTAI Share Exchanges once 100% of the BTAI Shares subject to the BTAI Share Exchanges are transferred to such Stockholders in consideration thereof. For example, if 100 BTAI Shares are distributed in a BTAI Share Exchange out of a 1,000 total BTAI Shares subject to Offset Distributions in connection with BTAI Share Exchanges, then 10% of the Company Shares held by each Schedule A Stockholder will be transferred and surrendered as the Corresponding Percentage.

iii.	On or before each Redemption Date, each Schedule A Stockholder who holds Company Shares in certificated form shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that no certificates were issued or such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated by the Company. As to all such certificated Company Shares and all uncertificated Company Shares, all of the Company Shares that are transferred and surrendered upon a BTAI Share Exchange will be deemed cancelled by the Company. In the event less than all of the Company Shares represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed Company Shares shall promptly be issued to such Stockholder. The Company and the Schedule A Stockholders acknowledge and agree that this Agreement shall constitute a stock power, and that each of the Schedule A Stockholders hereto irrevocably constitutes and appoints each and any officer of the Company as its attorney-in-fact to record the transfer of the Corresponding Percentage of the Company Shares on the stock ledger and books of the Company in accordance with the terms of this Agreement, with full power of substitution in the premises.

iv.	In lieu of any fractional BTAI Shares to which a Stockholder would otherwise be entitled, the number of BTAI Shares of shall be rounded down and in lieu of any such fractional BTAI Share the Company shall pay cash to such stockholder the amount computed by multiplying such fractional interest by the fair market value of a full BTAI Share as of the date of such Offset Distribution, based on the closing price as of such date.

v.	The Company agrees to use commercially reasonable best efforts in compliance with applicable securities laws to remove restrictive legends prohibiting the resale of such securities from the BTAI Shares transferred as an Offset Distribution in connection therewith, or as soon as practicable thereafter. Any Offset Distribution that is distributed without restrictive legends limiting the resale of such securities pursuant to the Act (“S-3 Shares”) shall be subject to the Lockup.

vi.	Sections 4(b) and 4(c) shall be effected in the following sequence: each Tax Coverage Sale will have a concurrent distribution of an Offset Distribution to the Schedule A Stockholders, followed by the transfer of Tax Coverage Funds to the Company, followed thereafter from time to time by a declaration of a dividend of the Tax Coverage Funds to the Company’s stockholders for the purpose of providing funds to pay the tax liability associated with such Tax Coverage Sales and Offset Distributions (with the record date for such dividend being the time it is so declared). Immediately following the declaration of such dividend, automatically and without any further action by any of the parties, the Corresponding Percentage of Company Shares shall be deemed to be surrendered by the Schedule A Stockholders and retired by the Company.

vii.	The “Lockup” means that, until the date that is 180 days after such Offset Distribution shares are received, each Schedule A Stockholder shall not, without the written consent of the Company, directly or indirectly, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the S-3 Shares; provided that (i) the Lockup shall only apply to 75% of each of the Schedule A Stockholder’s S-3 Shares, (ii) beginning on the date that is 60 days after such Offset Distribution, the Lockup shall only apply to 50% of each of the Schedule A Stockholder’s S-3 Shares, and (ii) beginning on the date that is 120 days after such Offset Distribution, the Lockup shall only apply to 25% of each of the Schedule A Stockholder’s S-3 Shares.

(d)	InveniAI Interests. As soon as commercially reasonable and in compliance with applicable securities laws, following the Effective Date and the receipt by InveniAI of a 409A (or similar) valuation report (and in no event more than six months after the Effective Date), InveniAI will issue to the Schedule A Stockholders InveniAI Warrants (with such warrants expiring ten (10) years from issuance) to purchase an aggregate of 7.598% of the outstanding InveniAI membership interests on a fully-diluted basis as of the date hereof, with the exercise price of such warrants equal to the fair market value of such Class B Non-Voting Membership Interests on or about the date of issuance of the InveniAI Warrants, in the pro rata percentages specified on Schedule A hereto. InveniAI and Vipin Agarwal will cooperate to establish mutually agreeable provisions of such warrants that are commercially reasonable, including but not limited to with respect to notice, forfeiture, and exercise timing and mechanics.

5.	Splits and Reorganizations. In the event of any change in the number of BTAI Shares outstanding as a result of a stock split, pro rata share dividend or any similar change in the number of shares outstanding (an “Adjustment Event”), all BTAI share amounts in this Agreement will be adjusted such that they represent the same percentage of shares as immediately prior to the record date associated with such Adjustment Event.

6.	Tax Treatment. The parties hereto agree that for income tax purposes, each Offset Distribution will be the redemption price associated with each associated transfer and sale to the Company of the Corresponding Percentage on a Redemption Date. The Company will have the option to file an election (if available by law and whether under Section 1377 of the Internal Revenue Code or otherwise), to “close the books” with respect to income allocations with respect to the amounts of shares and periods of Company ownership of the Stockholders, and the parties hereto shall cooperate with respect to the preparing and filing any such election.

7.	Representations.

a)	Each of the Stockholders hereby represents and warrants that:

i.	(i) the undersigned has full legal capacity to execute and deliver this Agreement and to perform the undersigned’s obligations hereunder; (ii) this Agreement has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) as of the date hereof, the Company Shares are free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned is required to be obtained by the undersigned for the transfer of the Company Shares pursuant to this Agreement; and

b)	Each of the Stockholders receiving BTAI Shares and InveniAI Warrants pursuant to this Agreement hereby represents and warrants that:

ii.	The securities to be received hereunder will be acquired for the Stockholder’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.

iii.	The Stockholder can bear the economic risk and complete loss of its investment in securities hereunder and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

iv.	The Stockholder understands that the InveniAI Warrants and certain of the BTAI Shares received pursuant to this Agreement may be characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

v.	The Stockholder understands that the InveniAI Warrants and certain of the BTAI Shares received hereunder may bear a restrictive legend limiting their resale without registration under the 1933 Act or only in certain limited circumstances.

vi.	The Stockholder is (a) an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act and (b) a sophisticated investor with sufficient knowledge and experience in investing in private placement transactions to properly evaluate the risks and merits of its purchase of such securities.

vii.	The Stockholder did not learn of the investment in these securities as a result of any general solicitation or general advertising.

viii.	The Stockholder understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Company or the purchase of securities hereunder.

ix.	The Stockholder has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

x.	Each Schedule A Stockholder understands and acknowledges that the Company is in possession of information about BioXcel Therapeutics, Inc., which may include material non-public information that may or may not be material or superior to information available to the Schedule A Stockholders. Each Schedule A Stockholder hereby waives any claim, or potential claim, it has or may have against the Company and any its affiliates relating to the Company’s possession of such material non-public information.

c)	The Company hereby represents and warrants that:

i.	The tax basis of the Company is $0.00 with respect to each of the BTAI Shares (A) to be sold in the Tax Coverage Sales and (B) to be distributed to the Schedule A Stockholders in the BTAI Share Exchange.

ii.	The Schedule A Stockholders own 12.28% of the Company’s outstanding shares.

iii.	BioXcel LLC owns 8,546,750 BTAI Shares.

iv.	The Company owns 81.2133% of BioXcel LLC on a fully diluted basis.

d)	InveniAI represents and warrants that:

i.	The current ownership of BioXcel LLC in InveniAI is 76.190% on a fully-diluted basis.

ii.	The Class B Non-Voting Membership Interests of InveniAI issuable upon exercise of the InveniAI Warrants shall have the same pro rata economic rights as the interests of InveniAI held by BioXcel LLC (which, for the avoidance of doubt, excludes rights comparable to BioXcel LLC’s rights as InveniAI’s majority owner and parent company including without limitation certain information rights, rights to certification of compliance with certain restrictive covenants, approval of material transactions, securities issuances, certain indebtedness and creation of certain direct or indirect subsidiaries, assurances of certain tax distributions, and rights to future equity issuances but not including any preference as to distributions (whether interim or liquidating)).

8.	Distributions After the Effective Date. The parties acknowledge that (i) payments of Tax Coverage Funds may be made after the applicable redemption associated with the corresponding Tax Coverage Sale and (ii) the Company may make other tax distributions in respect of tax liabilities incurred by its stockholders (as reflected in allocable income on such stockholder’s K-1) during its tax year 2022, tax year 2023 and tax year 2024. In each such case, the Schedule A Stockholders shall participate pro rata commensurate to their ownership of the Company as of the time of the applicable Tax Coverage Sale (in the case of clause (i)) or with respect to the applicable portion of such tax year and as reflected in their K-1 from such year on corresponding terms (in the case of clause (ii)).

9.	Headings; Draftsmanship. The headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

10.	Counterparts. This Agreement may be executed in two (2) or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.	Remedies; Severability.

(a)	It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

(b)	In the event of litigation relating to the subject matter of this Agreement, the prevailing party shall be entitled to receive from the other party its reasonable attorneys’ fees and costs.

(c)	In the event that any one (1) or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

12.	Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

13.	Governing Law; Disputes.

(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

(b)	Each of the parties hereto agrees that any dispute, controversy or claim arising out of or relating to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any law, shall be resolved exclusively in the federal or state courts located in Wilmington, Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally:

(i)	submits, for itself and its property, in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;

(ii)	consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to assert, plead or claim the same;

(iii)	agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets;

(iv)	agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided herein; and

(v)	agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

14.	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAIVER OF ITS RIGHT TO A TRIAL BY JURY.

15.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto; provided that no Stockholder shall be permitted to assign any of his, her or its rights or obligations pursuant to this Agreement without the prior written consent of the Company. Any attempted assignment by a Stockholder in violation of the foregoing shall be null and void ab initio.

16.	Expenses. Other than as described herein, each of the parties hereto will bear their own expenses in connection with the negotiation, preparation and consummation of this Agreement.

17.	Notices and Implementation. All notices or other communications required or permitted hereunder (including with respect to the distribution of the BTAI Shares to, and execution of the InveniAI Warrants by, the Schedule A Stockholders) shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail, email or by private courier addressed as follows:

(a)	If to the Company or to Vimal Mehta, to:

BioXcel Holdings, Inc.

c/o BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, CT 06511

Attn: Vimal Mehta, Ph.D.

Email: [    ]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Attn:  Peter N. Handrinos, Esq.

Email: [    ]

(b)	If to InveniAI, to:

InveniAI, LLC

2614 Boston Post Road, Suite 33B

Guilford, CT 06437

Email: [    ]

with a copy to (which shall not constitute notice):

Garfunkel Wild, P.C.

350 Bedford Street

Suite 406A

Stamford, CT 06901

Attn: Merton G. Gollaher

Email: [    ]

(c)	If to a Schedule A Stockholder, to:

80 West Meadow Road

Hamden, CT 06518

Attention: Vipin Agarwal

Email: [    ]

with a copy to (which shall not constitute notice):

Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000
New York, NY 10017

Attention: Frederic Krieger

Email: [    ]

(d)	If to Krishnan Nandabalan:

2614 Boston Post Road, Suite 33B

Guilford, CT 06437

Email: [    ]

with a copy to (which shall not constitute notice):

Robert L. Blessey, Esq.

Gusrae Kaplan Nusbaum, PLLC

120 Wall Street

New York, NY 10005

Email: [    ]

(e)	If to the Schedule B Stockholders:

BioXcel Holdings, Inc.

c/o BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, CT 06511

Attn: Vimal Mehta, Ph.D.

Email: [    ]

and

Krishnan Nandabalan

2614 Boston Post Road, Suite 33B

Guilford, CT 06437

Email: [    ]

with copies to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Attn:  Peter N. Handrinos, Esq.

Email: [    ]

and

Robert L. Blessey, Esq.

Gusrae Kaplan Nusbaum, PLLC

120 Wall Street

New York, NY 10005

Email: [    ]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first set forth above.

COMPANY:

BIOXCEL HOLDINGS, INC.

By:	/s/ Krishnan Nandabalan
Name: Krishnan Nandabalan
Title: Chief Executive Officer

INVENIAI: (as to Sections 4(d), 7(d), and 17(b) only):

INVENIAI, LLC

By:	/s/ Krishnan Nandabalan
Name: Krishnan Nandabalan
Title: Chief Executive Officer

/s/ Krishnan Nandabalan
Krishnan Nandabalan

/s/ Vimal Mehta
Vimal Mehta

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first set forth above.

STOCKHOLDERS:

Krishnan Nandabalan Revocable TrusT of 2018

By:	/s/ Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	Trustee

Krishnan Nandabalan Grantor Retained Annuity Trust of 2021

By:	/s/ Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	Trustee

Krishnan Nandabalan Grantor Retained Annuity Trust of 2022

By:	/s/ Suganthi Balasubramanian
Name:	Suganthi Balasubramanian
Title:	Trustee

Suganthi Balasubramanian Revocable Trust of 2018

By:	/s/ Suganthi Balasubramanian
Name:	Suganthi Balasubramanian
Title:	Trustee

/s/ Suganthi Balsubramanian
Suganthi Balasubramanian

Sunanda Family Trust

By:	/s/ Suganthi Balasubramanian
Name:	Suganthi Balasubramanian
Title:	Trustee

Nandabalan Family Trust

By:	/s/ Michael Aiello
Name:	Michael Aiello
Title:	Independent Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first set forth above.

STOCKHOLDERS:

Vipin Agarwal Irrevocable Gifting Trust dated October 6, 2021

By:	/s/ Anesha Agarwal
Name:	Anesha Agarwal
Title:	Trustee

By:	/s/ Akrati Agarwal
Name:	Akrati Agarwal
Title:	Trustee

/s/ Rashmi Agarwal
Rashmi Agarwal

/s/ Vipin Agarwal
Vipin Agarwal

/s/ Anesha Agarwal
Anesha Agarwal

/s/ Akarti Agarwal
Akarti Agarwal

Jatin Patel Irrevocable Gifting Trust dated October 6, 2021

By:	/s/ Bina Patel
Name:	Bina Patel
Title:	Trustee

By:	/s/ Krunal Patel
Name:	Krunal Patel
Title:	Trustee

/s/ Jatin Patel
Jatin Patel

     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first set forth above.

STOCKHOLDERS:

/s/ Diwakar Jain
Diwakar Jain

/s/ Anita Jain
Anita Jain

Vyoman Sood S Corp Trust

By:	/s/ Alka Sood
Name:	Alka Sood
Title:	Trustee

By:	/s/ Marshal D. Gibson
Name:	Marshal D. Gibson
Title:	Trustee

Shreya Sood S Corp Trust

By:	/s/ Alka Sood
Name:	Alka Sood
Title:	Trustee

By:	/s/ Marshal D. Gibson
Name:	Marshal D. Gibson
Title:	Trustee

tarun k. gupta irrevocable gifting trust dated october 12, 2021

By:	/s/ Indu R. Gupta
Name:	Indu R. Gupta
Title:	Trustee

/s/ Indu R. Gupta
Indu R. Gupta

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed as of the date first set forth above.

STOCKHOLDERS:

/s/ Rooma Mehta
Rooma Mehta

the Vimal D. Mehta Revocable TRUST of 2018

By:	/s/ Vimal Mehta
Name:	Vimal Mehta
Title:	Trustee

the Vimal Mehta Grantor Retained Annuity Trust of 2021

By:	/s/ Vimal Mehta
Name:	Vimal Mehta
Title:	Trustee

the Vimal Mehta Grantor Retained Annuity Trust of 2022

By:	/s/ Vimal Mehta
Name:	Vimal Mehta
Title:	Trustee

the Mehta Family Trust of 2018

By:	/s/ Rooma Mehta
Name:	Rooma Mehta
Title:	Investment Director

the Rooma Family Trust of 2020

By:	/s/ Vimal Mehta
Name:	Vimal Mehta
Title:	Investment Director

Schedule A

Stockholders	Pro Rata Percentage
Vipin Agarwal Irrevocable Gifting Trust Dated October 6, 2021	40.62%
Vipin Agarwal and Rashmi Agarwal	4.30%
Anesha Agarwal	1.52%
Akarti Agarwal	1.52%
Jatin Patel Irrevocable Gifting Trust Dated October 6, 2021	19.84%
Jatin Patel	3.27%
Anita Jain and Diwakar Jain	7.66%
Vyoman Sood S Corp Trust	6.07%
Shreya Sood S Corp Trust	6.07%
Tarun K. Gupta Irrevocable Gifting Trust Dated October 12, 2021	8.17%
Indu R. Gupta	0.98%

Schedule B

●	Krishnan Nandabalan

●	Vimal Mehta

●	Krishnan Nandabalan Revocable Trust of 2018

●	Krishnan Nandabalan Grantor Retained Annuity Trust of 2021

●	Krishnan Nandabalan Grantor Retained Annuity Trust of 2022

●	Suganthi Balasubramanian Revocable Trust of 2018

●	Suganthi Balasubramanian

●	Sunanda Family Trust

●	Nandabalan Family Trust

●	The Rooma Family Trust of 2020

●	The Mehta Family Trust of 2018

●	Rooma Mehta

●	The Vimal Mehta Grantor Retained Annuity Trust of 2021

●	The Vimal Mehta Revocable Trust of 2018

●	The Vimal Mehta Grantor Retained Annuity Trust of 2022

Exhibit A

[Form of 10b5-1 Plan]